Exhibit 99.1
FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2022 Results

2022 Annual Net Revenue Surpasses 2021 Billion Dollar Milestone by 7%
Recent Atreus Acquisition Significantly Expands On-Demand Talent Business in Europe

CHICAGO, February 27, 2023 – Today Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles”, “Heidrick” or the “Company”) announced financial results for its fourth quarter ended December 31, 2022.

Fourth Quarter Highlights:

•Net revenue of $235.7 million; on a constant currency basis net revenue was $243.9 million
•Operating income and Adjusted EBITDA of $19.8 million and $30.9 million, respectively; operating margin was 8.4% and Adjusted EBITDA margin was 13.1%
•Net income of $16.0 million and diluted earnings per share of $0.78
•Declared fourth quarter dividend of $0.15 per share
•Acquired Atreus, a leading German on-demand talent business, on February 1, 2023; expands diversification strategy embarked upon in 2021 with the acquisition of BTG in the U.S.

“We are pleased with the financial, operational, and strategic progress achieved during fiscal 2022 as we reported record net revenue on top of the historic billion-dollar milestone we achieved last year,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “Our strong top- and bottom-line results are a testament to our ongoing efforts to further diversify our business, as we continue to make investments for the long-term in digital product innovation and aim to set the stage for prolonged, profitable growth. The year was highlighted by our dedicated efforts to further solidify Heidrick as a leader in providing diversified solutions to our clients while advancing our strategy, with a goal to achieve a more balanced revenue profile between our search and non-search businesses. During the year, we expanded our core Executive Search business and its geographic presence; On-Demand Talent continued to grow; Heidrick Consulting improved operations and efficiencies; and, we began beta testing a new digital product, Heidrick Navigator, which is receiving positive feedback from initial client usage. Additionally, our recent acquisition of Atreus, a leading player for executive interim management in Germany, meaningfully adds to our On-Demand Talent segment.”

Rajagopalan continued, "Looking ahead to 2023, we are excited to continue advancing our differentiated strategy as we expand and evolve our business. Despite the current market slowdown and the strength of the U.S. dollar, our business in January remained on pace with the fourth quarter of 2022, and we expect to continue to operate above the heightened levels achieved during the pre-pandemic years of 2018 and 2019. We remain steadfast in our vision to transform Heidrick & Struggles into the world's premier leadership advisory firm that we believe will provide a new generation of business services, enabling companies to achieve higher performance from their executive-level talent in a fast-changing world. We believe execution of our strategy will allow us to even more fully satisfy our clients’ needs while further enhancing long-term value for our stakeholders.”

2022 Fourth Quarter Results

Consolidated net revenue of $235.7 million compared to record consolidated net revenue of $285.5 million in the 2021 fourth quarter. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 2.9%, or $8.2 million, consolidated net revenue decreased 14.6%, or $41.6 million from the 2021 fourth quarter.

Executive Search net revenue of $192.7 million compared to net revenue of $243.4 million in the 2021 fourth quarter due to an anticipated market slowdown. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 2.9%, or $7.0 million, net revenue decreased 18.0%, or $43.7 million from the 2021 fourth quarter. Net revenue decreased 22.6% in the Americas (down 22.5% on a constant currency basis), decreased 17.4% in Europe (down 6.4% on a constant currency basis), and decreased 16.0% in Asia Pacific (down 9.6% on a constant currency basis) when compared to the prior year fourth quarter. The Industrial practice group exhibited growth over the prior year.

The Company had 390 Executive Search consultants at December 31, 2022, compared to 365 at December 31, 2021. Productivity, as measured by annualized Executive Search net revenue per consultant, was $2.0 million compared to $2.7 million in the 2021 fourth quarter reflecting a higher number of consultants combined with lower revenue. Average revenue per executive search was approximately $150,000, up from $144,000 a year earlier. The number of confirmed searches decreased 24.1% compared to the year-ago period.

On-Demand Talent net revenue of $22.4 million compared to net revenue of $23.6 million in the 2021 fourth quarter reflecting trends associated with softening around potential macroeconomic conditions, which led to some delays in projects.

Heidrick Consulting net revenue of $20.7 million compared to net revenue of $18.5 million in the 2021 fourth quarter due to the higher value of longer-term engagements. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 5.9%, or $1.1 million, Heidrick Consulting net revenue increased 17.5%, or $3.2 million, compared to the prior year period. The Company had 70 Heidrick Consulting consultants at December 31, 2022, compared to 69 at December 31, 2021.

Consolidated salaries and benefits decreased $47.3 million, or 23.2%, to $156.8 million compared to $204.1 million in the 2021 fourth quarter. Year-over-year, fixed compensation expense increased $10.4 million due to base salaries and payroll taxes, talent acquisition and retention costs, separation, stock compensation and the deferred compensation plan. Variable compensation decreased $57.6 million due to a decrease in production. Salaries and benefits expense was 66.5% of net revenue for the quarter, compared to 71.5% in the 2021 fourth quarter.

General and administrative expenses decreased $11.4 million, or 24.3%, to $35.5 million compared to $46.9 million in the 2021 fourth quarter. The decrease was primarily due to the Company’s On-Demand Talent earnout fair-value adjustment recorded in the prior year, lower professional fees, taxes and licenses, and intangible amortization, partially offset by increases in business development travel, marketing, and office expense. As a percentage of net revenue, general and administrative expenses were 15.1% for the 2022 fourth quarter compared to 16.4% in the 2021 fourth quarter.

The Company’s Cost of Services was $17.5 million, or 7.4% of net revenue for the quarter, compared to $18.0 million, or 6.3% of net revenue in the 2021 fourth quarter. This related to both On-Demand Talent’s reduction in revenue and associated support costs and Heidrick Consulting’s project mix, where more of the projects were serviced internally.

The Company’s Research and Development (“R&D”) expenses were $6.1 million, or 2.6% of net revenues for the quarter. Due to the rapid pace of technological advances and digital disruption many of our clients are experiencing, our ability to compete successfully depends increasingly upon our ability to provide clients with timely and relevant technology-enabled products and services. As such, we are focused on developing new technologies to enhance existing products and services, and to expand the range of our offerings through R&D, licensing of intellectual property and acquisition of third-party businesses and technology. The benefits from our R&D efforts will be utilized to develop and enhance new and existing services and products across our current offerings in Executive Search, Heidrick Consulting, On-Demand Talent and for products and services in new segments that we embark upon in the future from time to time, such as our new digital product Heidrick Navigator which we are beta testing. R&D expenses consist of payroll, employee benefits, stock-based compensation, other employee expenses and third-party professional fees associated with the enhancement of existing products and the development of new services and products.

Operating income was $19.8 million for the quarter compared to $16.6 million in the 2021 fourth quarter. Operating income margin was 8.4% versus 5.8% in the 2021 fourth quarter. The Company recorded a fair value adjustment to increase the On-Demand Talent earnout charge by less than $0.1 million in the 2022 fourth quarter to finalize the earnout payment based on actual results. Year-ago results included a one-time earnout charge of $11.4 million associated with the Company’s On-Demand Talent business. Excluding these items in both periods, adjusted operating income in the 2022 fourth quarter was $19.9 million compared to $28.0 million in the 2021 fourth quarter and adjusted operating income margin was 8.4% compared to 9.8% in the 2021 fourth quarter.

Adjusted EBITDA was $30.9 million compared to $36.8 million in the 2021 fourth quarter. Adjusted EBITDA margin was 13.1%, compared to 12.9% in the 2021 fourth quarter. In Executive Search, Adjusted EBITDA was $56.1 million compared to $57.8 million in the prior year period. In On-Demand Talent, Adjusted EBITDA was a loss of $1.4 million versus $2.1 million in the prior year period. In Heidrick Consulting, Adjusted EBITDA was a loss of $2.1 million compared to a loss of $4.8 million in the prior year period.

Net income was $16.0 million and diluted earnings per share was $0.78, with an effective tax rate of 29.9%. This compares to net income of $12.5 million and diluted earnings per share of $0.61, with an effective tax rate of 30.3%, in the 2021 fourth quarter. Excluding the aforementioned fair value adjustment of the earnout in the 2022 fourth quarter and the one-time earnout charge recorded in the 2021 fourth quarter, adjusted net income was $16.1 million compared to $20.8 million in the 2021 fourth quarter and adjusted diluted earnings per share was $0.78 compared to $1.02 in the 2021 fourth quarter, with adjusted effective tax rates of 29.9% and 29.0%, respectively, for the 2022 fourth quarter and 2021 fourth quarter.

Net cash provided by operating activities was $160.3 million, compared to net cash provided by operating activities of $206.6 million in the 2021 fourth quarter. Cash, cash equivalents and marketable securities at December 31, 2022 was $621.6 million, compared to $545.2 million at December 31, 2021 and $456.0 million at September 30, 2022. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first half of the year.

Fiscal 2022 Results

Consolidated net revenue increased 7.0%, or $70.5 million, to a record $1,073.5 million compared to $1,003.0 million in 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 3.1%, or $31.1 million, consolidated net revenue increased 10.1%, or $101.6 million, compared to the prior year.

Executive Search net revenue increased 3.8%, or $33.2 million, to $901.9 million from $868.8 million in 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 3.1%, or $27.0 million, net revenue increased 6.9%, or $60.2 million. Net revenue increased 5.4% in the Americas, increased 3.5% in Europe (increased 15.5% on a constant currency basis), and decreased 3.6% in Asia Pacific (increased 1.9% on a constant currency basis). All industry practices exhibited growth over the prior year, except for Healthcare & Life Sciences and Financial Services. Productivity was $2.3 million, in-line with productivity reported in 2021. The average revenue per executive search was approximately $144,000 compared to $131,000 in 2021, while confirmations decreased 5.3%.

On-Demand Talent recorded net revenue of $91.3 million compared to $66.6 million in 2021. The increase in net revenue was primarily due to the timing of the acquisition of Business Talent Group in the prior year and an increase in the average project size.

Heidrick Consulting net revenue increased 18.6%, or $12.6 million, to $80.2 million from $67.6 million in 2021. Excluding the impact of exchange rate fluctuations, which negatively impacted results by 5.7%, or $3.8 million, Heidrick Consulting revenue increased 24.3%, or $16.4 million.

Including fair-value adjustments made to the Company’s On-Demand Talent earnout recorded in 2022 and in 2021, operating income was $112.3 million compared to operating income of $98.3 million in 2021. The operating income margin was 10.5% compared to 9.8% in 2021. Excluding the fair value adjustments recorded in both periods and restructuring charges in 2021, adjusted operating income was $111.8 million compared to $113.4 million in 2021 and adjusted operating income margin was 10.4% compared to 11.3% in 2021.

Adjusted EBITDA was $136.7 million and adjusted EBITDA margin was 12.7%, compared to adjusted EBITDA of $141.3 million and adjusted EBITDA margin of 14.1% in 2021. In Executive Search, Adjusted EBITDA was $211.8 million compared to $199.0 million in the prior year. In On-Demand Talent, Adjusted EBITDA was a loss of $0.3 million versus $4.6 million in the prior year. In Heidrick Consulting, Adjusted EBITDA was a loss of $5.5 million compared to a loss of $14.0 million in the prior year.

Net income was $79.5 million and diluted earnings per share was $3.86, with an effective tax rate of 31.0%. This compares to net income of $72.6 million and diluted earnings per share of $3.58 with an effective tax rate of 31.6% in the 2021 fourth quarter. Excluding the previously mentioned fair value adjustments recorded in 2022 and 2021 and restructuring charges in 2021, adjusted net income was $79.2 million compared to $83.5 million in 2021 and adjusted diluted earnings per share was $3.84 compared to $4.11 in 2021, with adjusted effective tax rates of 31.0% and 31.1%, respectively, for the 2022 and 2021 periods.

Acquisition of Atreus

On February 1, 2023, the Company completed the acquisition of Atreus Group GmbH ("Atreus") which was announced in December 2022. Atreus is one of the leading providers of executive interim management in Germany, and now becomes part of the Company’s On-Demand Talent segment. Total initial consideration is comprised of $33.5 million paid in the 2023 first quarter and an estimated subsequent payment, which the Company estimates to be between $9.0 million and $13.0 million, to be paid in 2023 upon the completion of Atreus' statutory audit for the year ended December 31, 2022, subject to customary working capital adjustments. The former owners of Atreus are also eligible to receive additional cash consideration, which the Company estimates to be between $30.0 million and $40.0 million on the acquisition date, based on the achievement of certain revenue and operating income milestones for the period from acquisition through 2025.

Dividend

The Board of Directors declared a 2022 fourth quarter cash dividend of $0.15 per share payable on March 24, 2023, to shareholders of record at the close of business on March 10, 2023.

2023 First Quarter Outlook

The Company expects 2023 first quarter consolidated net revenue of between $235 million and $255 million, while acknowledging that continued fluidity in external factors such as the foreign exchange and interest rate environments, foreign conflicts, inflation and macroeconomic constraints on pricing actions may impact quarterly results. In addition, this outlook is based on the average currency rates in December 2022 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, On-Demand Talent projects, and Heidrick Consulting assignments, consultant productivity, consultant retention, and the current backlog.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its fourth quarter and full year results today, February 27, 2023 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (888) 440-4091 or (646) 960-0846, conference ID# 6106012. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time. ® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin, and consolidated and segment net revenue excluding the impact of exchange rate fluctuations. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors to evaluate the comparability of financial information presented. Reconciliations of these non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of earnout obligation adjustments and restructuring charges.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of earnout obligation adjustments and restructuring charges, net of tax.

Adjusted effective tax rate reflects the exclusion of earnout obligation adjustments and restructuring charges, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion, earnout obligation adjustments, contingent compensation related to acquisitions, deferred compensation plan income and expense, restructuring charges, and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding guidance for the first quarter of 2023. The forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook,” “projects,” “forecasts,” “goal,” “aim” and similar expressions. Forward-looking statements are not guarantees of future performance, rely on a number of assumptions, and involve certain known and unknown risks and uncertainties that are difficult to predict, many of which are beyond our control. Factors that may cause actual outcomes and results to differ materially from what is expressed, forecasted, or implied in the forward-looking statements include, among other things, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; our clients’ ability to restrict us from recruiting their employees; our heavy reliance on information management systems; risks arising from our implementation of new technology and intellectual property to deliver new products and services to our clients; our dependence on third parties for the execution of certain critical functions; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; any challenges to the classification of our on-demand talent as independent contractors; the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data; the impacts, direct and indirect, of the COVID-19 pandemic (including the emergence of variant strains) or other highly infectious or contagious disease on our business, our consultants and employees, and the overall economy; the aggressive competition we face; the fact that our net revenue may be affected by adverse economic conditions including inflation, the impact of foreign currency exchange rate fluctuations; our ability to access additional credit; social, political, regulatory, legal and economic risks in markets where we operate, including the impact of the ongoing war in Ukraine and the risks of an expansion or escalation of that conflict; unfavorable tax law changes and tax authority rulings; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the fact that we may not be able to align our cost structure with net revenue; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; and the fact that we have anti-takeover provisions that could make an acquisition of us difficult and expensive. We caution the reader that the list of factors may not be exhaustive. For more information on these risks, uncertainties and other factors, refer to our Annual Report on Form 10-K for the year ended December 31, 2022, under the heading "Risk Factors" in Item 1A. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg, Vice President, Investor Relations
srosenberg@heidrick.com

Media:
Nina Chang, Vice President, Corporate Communications
nchang@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2022	2021	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$235,717	$285,539	$(49,822)	(17.4)%
Reimbursements	2,952	1,654	1,298	78.5%
Total revenue	238,669	287,193	(48,524)	(16.9)%

Operating expenses
Salaries and benefits	156,828	204,090	(47,262)	(23.2)%
General and administrative expenses	35,492	46,873	(11,381)	(24.3)%
Cost of services	17,484	17,968	(484)	(2.7)%
Research and development	6,067	—	6,067	100.0%
Reimbursed expenses	2,952	1,654	1,298	78.5%
Total operating expenses	218,823	270,585	(51,762)	(19.1)%

Operating income	19,846	16,608	3,238	19.5%

Non-operating income (expense)
Interest, net	3,673	95
Other, net	(627)	1,203
Net non-operating income	3,046	1,298

Income before income taxes	22,892	17,906

Provision for income taxes	6,848	5,429

Net income	16,044	12,477

Other comprehensive income (loss), net of tax	8,196	(393)

Comprehensive income	$24,240	$12,084

Weighted-average common shares outstanding
Basic	19,861	19,592
Diluted	20,499	20,301

Earnings per common share
Basic	$0.81	$0.64
Diluted	$0.78	$0.61

Salaries and benefits as a % of net revenue	66.5%	71.5%
General and administrative expenses as a % of net revenue	15.1%	16.4%
Cost of services as a % of net revenue	7.4%	6.3%
Research and development as a % of net revenue	2.6%	—%
Operating margin	8.4%	5.8%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2022	2021	$ Change	% Change	2022 Margin[1]	2021 Margin[1]
Revenue
Executive Search
Americas	$130,561	$168,700	$(38,139)	(22.6)%
Europe	37,258	45,084	(7,826)	(17.4)%
Asia Pacific	24,838	29,579	(4,741)	(16.0)%
Total Executive Search	192,657	243,363	(50,706)	(20.8)%
On-Demand Talent	22,368	23,630	(1,262)	(5.3)%
Heidrick Consulting	20,692	18,546	2,146	11.6%
Revenue before reimbursements (net revenue)	235,717	285,539	(49,822)	(17.4)%
Reimbursements	2,952	1,654	1,298	78.5%
Total revenue	$238,669	$287,193	$(48,524)	(16.9)%

Operating income (loss)
Executive Search
Americas	$40,383	$42,218	$(1,835)	(4.3)%	30.9%	25.0%
Europe	3,613	5,110	(1,497)	(29.3)%	9.7%	11.3%
Asia Pacific	5,218	4,926	292	5.9%	21.0%	16.7%
Total Executive Search	49,214	52,254	(3,040)	(5.8)%	25.5%	21.5%
On-Demand Talent[2]	(2,154)	(10,306)	8,152	(79.1)%	(9.6)%	(43.6)%
Heidrick Consulting	(2,663)	(5,265)	2,602	49.4%	(12.9)%	(28.4)%
Total segments	44,397	36,683	7,714	21.0%	18.8%	12.8%
Research and Development	(6,067)	—	(6,067)	(100.0)%	(2.6)%	—%
Global Operations Support	(18,484)	(20,075)	1,591	7.9%	(7.8)%	(7.0)%
Total operating income	$19,846	$16,608	$3,238	19.5%	8.4%	5.8%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes earnout fair value adjustments of less than $0.1 million and $11.4 million for the three months ended December 31, 2022 and 2021, respectively.

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2022	2021	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$1,073,464	$1,003,001	$70,463	7.0%
Reimbursements	10,122	5,473	4,649	84.9%
Total revenue	1,083,586	1,008,474	75,112	7.4%

Operating expenses
Salaries and benefits	737,430	717,411	20,019	2.8%
General and administrative expenses	132,678	130,749	1,929	1.5%
Cost of services	70,676	52,785	17,891	33.9%
Research and development	20,414	—	20,414	100.0%
Restructuring charges	—	3,792	(3,792)	(100.0)%
Reimbursed expenses	10,122	5,473	4,649	84.9%
Total operating expenses	971,320	910,210	61,110	6.7%

Operating income	112,266	98,264	14,002	14.2%

Non-operating income (loss)
Interest, net	5,337	302
Other, net	(2,367)	7,463
Net non-operating income	2,970	7,765

Income before income taxes	115,236	106,029

Provision for income taxes	35,750	33,457

Net income	79,486	72,572

Other comprehensive loss, net of tax	(5,864)	(1,742)

Comprehensive income	$73,622	$70,830

Weighted-average common shares outstanding
Basic	19,758	19,515
Diluted	20,618	20,296

Earnings per common share
Basic	$4.02	$3.72
Diluted	$3.86	$3.58

Salaries and benefits as a % of net revenue	68.7%	71.5%
General and administrative expenses as a % of net revenue	12.4%	13.0%
Cost of services as a % of net revenue	6.6%	5.3%
Research and development as a % of net revenue	1.9%	—%
Operating margin	10.5%	9.8%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021	$ Change	% Change	2022 Margin[1]	2021 Margin[1]
Revenue
Executive Search
Americas	$612,881	$581,440	$31,441	5.4%
Europe	176,275	170,312	5,963	3.5%
Asia Pacific	112,766	117,008	(4,242)	(3.6)%
Total Executive Search	901,922	868,760	33,162	3.8%
On-Demand Talent	91,349	66,636	24,713	37.1%
Heidrick Consulting	80,193	67,605	12,588	18.6%
Revenue before reimbursements (net revenue)	1,073,464	1,003,001	70,463	7.0%
Reimbursements	10,122	5,473	4,649	84.9%
Total revenue	$1,083,586	$1,008,474	$75,112	7.4%

Operating income (loss)
Executive Search
Americas[2]	$164,225	$142,040	$22,185	15.6%	26.8%	24.4%
Europe[3]	19,274	18,424	850	4.6%	10.9%	10.8%
Asia Pacific[4]	18,687	18,167	520	2.9%	16.6%	15.5%
Total Executive Search	202,186	178,631	23,555	13.2%	22.4%	20.6%
On-Demand Talent[5]	(3,361)	(9,272)	5,911	NM	(3.7)%	(13.9)%
Heidrick Consulting[6]	(7,155)	(16,162)	9,007	55.7%	(8.9)%	(23.9)%
Total segments	191,670	153,197	38,473	25.1%	17.9%	15.3%
Research and Development	(20,414)	—	(20,414)	(100.0)%	(1.9)%	—%
Global Operations Support[7]	(58,990)	(54,933)	(4,057)	(7.4)%	(5.5)%	(5.5)%
Total operating income	$112,266	$98,264	$14,002	(14.2)%	10.5%	9.8%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $3.9 million for the year ended December 31, 2021.
3 Includes restructuring reversals of $0.1 million for the year ended December 31, 2021.
4 Includes restructuring reversals of $0.1 million for the year ended December 31, 2021.
5 Includes a $0.5 million fair value adjustment to decrease the earnout obligation and an $11.4 million fair value adjustment to increase the earnout obligation for the year ended December 31, 2022 and 2021, respectively.
6 Includes restructuring charges of $0.4 million for the year ended December 31, 2021.
7 Includes restructuring reversals of $0.2 million for the year ended December 31, 2021.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue before reimbursements (net revenue)	$235,717	$285,539	$1,073,464	$1,003,001

Operating income	19,846	16,608	112,266	98,264

Adjustments
Earnout adjustment[1]	43	11,368	(464)	11,368
Restructuring charges[2]	—	—	—	3,792
Total adjustments	43	11,368	(464)	15,160

Adjusted operating income	$19,889	$27,976	$111,802	$113,424

Operating margin	8.4%	5.8%	10.5%	9.8%
Adjusted operating margin	8.4%	9.8%	10.4%	11.3%

1 The Company recorded a fair value adjustment to increase the On-Demand Talent earnout by $0.1 million and $11.4 million for the three months ended December 31, 2022 and 2021, respectively. The Company recorded a fair value adjustment to reduce the On-Demand Talent earnout by $0.5 million and increase the On-Demand Talent earnout by $11.4 million for the years ended December 31, 2022 and 2021, respectively.
2 The Company incurred restructuring charges of $3.8 million for the year ended December 31, 2021.

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Adjusted Net Income (Non-GAAP)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$16,044	$12,477	$79,486	$72,572

Adjustments
Earnout adjustment, net of tax[1]	29	8,282	(320)	8,282
Restructuring charges, net of tax[2]	—	—	—	2,642
Total adjustments	29	8,282	(320)	10,924

Adjusted net income	$16,073	$20,759	$79,166	$83,496

Effective tax rate	29.9%	30.3%	31.0%	31.6%
Adjusted effective tax rate	29.9%	29.0%	31.0%	31.1%

Weighted-average common shares outstanding
Basic	19,861	19,592	19,758	19,515
Diluted	20,499	20,301	20,618	20,296

Earnings per common share
Basic	$0.81	$0.64	$4.02	$3.72
Diluted	$0.78	$0.61	$3.86	$3.58

Adjusted earnings per common share
Basic	$0.81	$1.06	$4.01	$4.28
Diluted	$0.78	$1.02	$3.84	$4.11

1 The Company recorded a fair value adjustment to increase the On-Demand Talent earnout by $0.1 million and $11.4 million for the three months ended December 31, 2022 and 2021, respectively. The Company recorded a fair value adjustment to reduce the On-Demand Talent earnout by $0.5 million and increase the On-Demand Talent earnout by $11.4 million for the years ended December 31, 2022 and 2021, respectively.
2 The Company incurred restructuring charges of $3.8 million for the year ended December 31, 2021.

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2022	December 31, 2021

Current assets
Cash and cash equivalents	$355,447	$545,225
Marketable securities	266,169	—
Accounts receivable, net	126,437	133,750
Prepaid expenses	24,098	21,754
Other current assets	40,722	41,449
Income taxes recoverable	10,946	3,210
Total current assets	823,819	745,388

Non-current assets
Property and equipment, net	30,207	27,085
Operating lease right-of-use assets	71,457	72,320
Assets designated for retirement and pension plans	11,332	12,715
Investments	34,354	36,051
Other non-current assets	25,788	23,377
Goodwill	138,361	138,524
Other intangible assets, net	6,333	9,169
Deferred income taxes	33,987	42,169
Total non-current assets	351,819	361,410

Total assets	$1,175,638	$1,106,798

Current liabilities
Accounts payable	$14,613	$20,374
Accrued salaries and benefits	451,161	409,026
Deferred revenue	43,057	51,404
Operating lease liabilities	19,554	19,332
Other current liabilities	56,016	24,554
Income taxes payable	4,076	10,004
Total current liabilities	588,477	534,694

Non-current liabilities
Accrued salaries and benefits	59,467	73,779
Retirement and pension plans	48,456	55,593
Operating lease liabilities	63,299	65,625
Other non-current liabilities	5,293	41,087
Total non-current liabilities	176,515	236,084

Total liabilities	764,992	770,778

Stockholders’ equity	410,646	336,020

Total liabilities and stockholders’ equity	$1,175,638	$1,106,798

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2022	2021
Cash flows - operating activities
Net income	$16,044	$12,477
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,779	2,984
Deferred income taxes	8,064	(5,995)
Stock-based compensation expense	4,998	4,088
Accretion expense related to earnout payments	—	123
Gain on marketable securities	(2,293)	—
Loss on disposal of property and equipment	16	8
Changes in assets and liabilities:
Accounts receivable	69,275	48,058
Accounts payable	(2,481)	(3,263)
Accrued expenses	65,306	140,772
Restructuring accrual	—	(37)
Deferred revenue	(1,324)	6,330
Income taxes recoverable and payable, net	(7,945)	(3,560)
Retirement and pension plan assets and liabilities	(3,955)	(298)
Prepaid expenses	3,787	4,948
Other assets and liabilities, net	8,065	(10)
Net cash provided by operating activities	160,336	206,625

Cash flows - investing activities
Acquisition of business, net of cash acquired	—	(1,549)
Capital expenditures	(2,958)	(2,338)
Purchases of marketable securities and investments	(83,727)	(326)
Proceeds from sales of marketable securities and investments	143	169
Net cash used in investing activities	(86,542)	(4,044)

Cash flows - financing activities
Cash dividends paid	(3,123)	(3,450)
Payment of employee tax withholdings on equity transactions	—	(50)
Net cash used in financing activities	(3,123)	(3,500)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	9,308	(2,148)

Net increase in cash, cash equivalents and restricted cash	79,979	196,933
Cash, cash equivalents and restricted cash at beginning of period	275,510	348,326
Cash, cash equivalents and restricted cash at end of period	$355,489	$545,259

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Cash flows - operating activities
Net income	$79,486	$72,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,603	19,560
Deferred income taxes	7,088	(7,481)
Stock-based compensation expense	16,689	12,760
Accretion expense related to earnout payments	820	486
Gain on marketable securities	(2,406)	(1)
Loss on disposal of property and equipment	392	135
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	4,522	(36,819)
Accounts payable	(5,731)	(332)
Accrued expenses	32,892	230,177
Restructuring accrual	—	(5,061)
Deferred revenue	(7,237)	12,783
Income taxes recoverable and payable, net	(13,606)	11,377
Retirement and pension plan assets and liabilities	(479)	1,145
Prepaid expenses	(2,850)	(2,776)
Other assets and liabilities, net	(895)	(37,124)
Net cash provided by operating activities	119,288	271,401

Cash flows - investing activities
Acquisition of business, net of cash acquired	—	(33,518)
Capital expenditures	(11,134)	(6,240)
Purchases of marketable securities and investments	(269,824)	(2,323)
Proceeds from sales of marketable securities and investments	1,359	20,822
Net cash used in investing activities	(279,599)	(21,259)

Cash flows - financing activities
Cash dividends paid	(12,466)	(12,377)
Payment of employee tax withholdings on equity transactions	(3,219)	(3,140)
Net cash used in financing activities	(15,685)	(15,517)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(13,774)	(5,855)

Net increase (decrease) in cash, cash equivalents and restricted cash	(189,770)	228,770
Cash, cash equivalents and restricted cash at beginning of period	545,259	316,489
Cash, cash equivalents and restricted cash at end of period	$355,489	$545,259

Heidrick & Struggles International, Inc.
Reconciliation of Net Income and Operating Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue before reimbursements (net revenue)	$235,717	$285,539	$1,073,464	$1,003,001

Net income	16,044	12,477	79,486	72,572
Interest, net	(3,673)	(95)	(5,337)	(302)
Other, net	627	(1,203)	2,367	(7,463)
Provision for income taxes	6,848	5,429	35,750	33,457
Operating income	19,846	16,608	112,266	98,264

Adjustments
Stock-based compensation expense	4,971	4,014	15,775	12,325
Depreciation	1,991	1,839	7,394	7,150
Intangible amortization	788	1,146	3,209	2,898
Earnout accretion	—	123	820	486
Earnout fair value adjustments	43	11,368	(464)	11,368
Acquisition contingent consideration	914	575	3,885	1,973
Deferred compensation plan	2,357	1,108	(6,232)	3,057
Restructuring charges	—	—	—	3,792
Total adjustments	11,064	20,173	24,387	43,049

Adjusted EBITDA	$30,910	$36,781	$136,653	$141,313
Adjusted EBITDA margin	13.1%	12.9%	12.7%	14.1%

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income to Adjusted EBITDA by Line of Business (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2022
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$192,657	$22,368	$20,692	$—	$—	$235,717

Operating income (loss)[1]	49,214	(2,154)	(2,663)	(6,067)	(18,484)	19,846

Adjustments
Stock-based compensation	2,265	8	229	59	2,410	4,971
Depreciation	1,434	51	132	248	126	1,991
Intangible amortization	58	630	100	—	—	788
Earnout fair value adjustments	—	43	—	—	—	43
Acquisition contingent compensation	914	—	—	—	—	914
Deferred compensation plan	2,264	—	61	31	1	2,357
Total adjustments	6,935	732	522	338	2,537	11,064

Adjusted EBITDA	$56,149	$(1,422)	$(2,141)	$(5,729)	$(15,947)	$30,910
Adjusted EBITDA margin	29.1%	(6.4)%	(10.3)%	(2.4)%	(6.8)%	13.1%

	Three Months Ended December 31, 2021
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$243,363	$23,630	$18,546	$—	$—	$285,539

Operating income (loss)[1]	52,254	(10,306)	(5,265)	—	(20,075)	16,608

Adjustments
Stock-based compensation	2,252	—	127	—	1,635	4,014
Depreciation	1,552	—	163	—	124	1,839
Intangible amortization	96	950	100	—	—	1,146
Earnout accretion	—	123	—	—	—	123
Earnout fair value adjustments	—	11,368	—	—	—	11,368
Acquisition contingent compensation	575	—	—	—	—	575
Deferred compensation plan	1,065	—	32	—	11	1,108
Total adjustments	5,540	12,441	422	—	1,770	20,173

Adjusted EBITDA	$57,794	$2,135	$(4,843)	$—	$(18,305)	$36,781
Adjusted EBITDA margin	23.7%	9.0%	(26.1)%	—%	(6.4)%	12.9%

1 The Company does not allocate interest income or expense, other income or expense, and the provision for income taxes to the Company’s reportable operating segments or lines of business. As such, the Company has concluded that operating income (loss) represents the most directly comparable measure of financial performance presented in accordance with GAAP for the reconciliation of Adjusted EBITDA in this presentation.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income to Adjusted EBITDA by Line of Business (Non-GAAP)
(In thousands)
(Unaudited)

	Twelve Months Ended December 31, 2022
	Executive Search	On Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$901,922	$91,349	$80,193	$—	$—	$1,073,464

Operating income (loss)[1]	202,186	(3,361)	(7,155)	(20,414)	(58,990)	112,266

Adjustments
Stock-based compensation	5,683	28	967	206	8,891	15,775
Depreciation	5,785	150	478	524	457	7,394
Intangible amortization	290	2,519	400	—	—	3,209
Earnout accretion	—	820	—	—	—	820
Earnout fair value adjustments	—	(464)	—	—	—	(464)
Acquisition contingent compensation	3,885	—	—	—	—	3,885
Deferred compensation plan	(5,990)	—	(167)	(75)	—	(6,232)
Total adjustments	9,653	3,053	1,678	655	9,348	24,387

Adjusted EBITDA	$211,839	$(308)	$(5,477)	$(19,759)	$(49,642)	$136,653
Adjusted EBITDA margin	23.5%	(0.3)%	(6.8)%	(1.8)%	(4.6)%	12.7%

	Twelve Months Ended December 31, 2021
	Executive Search	On-Demand Talent	Heidrick Consulting	Research & Development	Global Operations Support	Total

Revenue before reimbursements (net revenue)	$868,760	$66,636	$67,605	$—	$—	$1,003,001

Operating income (loss)[1]	178,631	(9,272)	(16,162)	—	(54,933)	98,264

Adjustments
Stock-based compensation	5,285	—	638	—	6,402	12,325
Depreciation	6,044	—	645	—	461	7,150
Intangible amortization	488	2,010	400	—	—	2,898
Earnout accretion	—	486	—	—	—	486
Earnout fair value adjustments	—	11,368	—	—	—	11,368
Acquisition contingent compensation	1,973	—	—	—	—	1,973
Deferred compensation plan	2,951	—	77	—	29	3,057
Restructuring charges	3,661	—	355	—	(224)	3,792
Total adjustments	20,402	13,864	2,115	—	6,668	43,049

Adjusted EBITDA	$199,033	$4,592	$(14,047)	$—	$(48,265)	$141,313
Adjusted EBITDA margin	22.9%	6.9%	(20.8)%	—%	(4.8)%	14.1%

1 The Company does not allocate interest income or expense, other income or expense, and the provision for income taxes to the Company’s reportable operating segments or lines of business. As such, the Company has concluded that operating income (loss) represents the most directly comparable measure of financial performance presented in accordance with GAAP for the reconciliation of Adjusted EBITDA in this presentation.